Exhibit 16.1

December 20, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of The New York Times Company’s Form 8-K dated December 14, 2006, and have the following comments:

1.	We agree with the first sentence of the first paragraph and the statements made in the third, fourth and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and the second paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP